Exhibit 99.1

CENCORA REPORTS FISCAL 2026 FIRST QUARTER RESULTS
Revenue of $85.9 billion for the First Quarter, a 5.5% Increase Year-Over-Year
First Quarter GAAP Diluted EPS of $2.87 and Adjusted Diluted EPS of $4.08
Adjusted Operating Income Guidance Raised to Growth of 11.5% to 13.5%
Adjusted Diluted EPS Guidance Range Reaffirmed at $17.45 to $17.75 for Fiscal 2026
Company Completes Acquisition of OneOncology

CONSHOHOCKEN, PA, February 4, 2026 - Cencora, Inc. (NYSE: COR) reported that in its fiscal year 2026 first quarter ended December 31, 2025, revenue increased 5.5 percent year-over-year to $85.9 billion. On the basis of U.S. generally accepted accounting principles (GAAP), diluted earnings per share (EPS) was $2.87 for the first quarter of fiscal 2026 compared to $2.50 in the prior year first quarter. Adjusted diluted EPS, which is a non-GAAP financial measure that excludes items described below, increased 9.4 percent to $4.08 in the fiscal first quarter from $3.73 in the prior year first quarter.

Cencora is updating its outlook for fiscal year 2026. The Company does not provide forward-looking guidance on a GAAP basis as discussed below in Fiscal Year 2026 Expectations. Adjusted operating income guidance has been raised from the previous range of growth of 8% to 10% to growth of 11.5% to 13.5% primarily to reflect the completion of the acquisition of OneOncology and the performance of the U.S. Healthcare Solutions segment.

“Cencora began fiscal 2026 by delivering strong financial performance and advancing our strategy through the acquisition of OneOncology,” said Robert P. Mauch, President and Chief Executive Officer of Cencora.

“Our ownership of OneOncology cements our specialty MSO footprint and deepens our partnership with physicians leading in cancer care,” Mauch continued “As we continue to advance our leadership in specialty and execute our pharmaceutical-centric strategy, we are well positioned to drive continued value for all our stakeholders and deliver on our purpose.”

First Quarter Fiscal Year 2026 Summary Results

	GAAP	Adjusted (Non-GAAP)
Revenue	$85.9B	$85.9B
Gross Profit	$3.1B	$3.0B
Operating Expenses	$2.3B	$1.9B
Operating Income	$760M	$1.1B
Interest Expense, Net	$72M	$72M
Effective Tax Rate	20.1%	19.0%
Net Income Attributable to Cencora, Inc.	$560M	$797M
Diluted Earnings Per Share	$2.87	$4.08
Diluted Shares Outstanding	195.3M	195.3M

Below, Cencora presents descriptive summaries of the Company’s GAAP and adjusted (non-GAAP) quarterly results. In the tables that follow, GAAP results and GAAP to non-GAAP reconciliations are presented. For more information related to non-GAAP financial measures, including adjustments made in the periods presented, please refer to the “Supplemental Information Regarding Non-GAAP Financial Measures” following the tables.

First Quarter GAAP Results

•Revenue: In the first quarter of fiscal 2026, revenue was $85.9 billion, up 5.5 percent compared to the same quarter in the previous fiscal year, primarily due to a 5.0 percent increase in revenue within the U.S. Healthcare Solutions segment and a 9.6 percent increase in revenue within the International Healthcare Solutions segment.

•Gross Profit: Gross profit in the first quarter of fiscal 2026 was $3.1 billion, a 20.1 percent increase compared to the same quarter in the previous fiscal year, primarily due to the increase in gross profit in both reportable segments and an increase in the LIFO credit in the current year quarter. Gross profit as a percentage of revenue was 3.58 percent, an increase of 44 basis points from the prior year quarter due to the increase in U.S. Healthcare Solutions’ gross profit margin, driven primarily by the January 2025 acquisition of Retina Consultants of America (RCA).

•Operating Expenses: In the first quarter of fiscal 2026, operating expenses were $2.3 billion, a 24.8 percent increase compared to the same quarter in the previous fiscal year. This increase was primarily driven by higher expenses as a result of the January 2025 acquisition of RCA and to support our revenue growth and a $249.5 million impairment of assets related to its U.S. Consulting Services business that is classified as held for sale. The growth in expenses was offset in part by a litigation and opioid-related credit of $86.8 million related to a litigation settlement, compared to an expense in the prior year quarter.
.
•Operating Income: In the first quarter of fiscal 2026, operating income was $760.4 million, an increase of 7.7 percent compared to the same quarter in the previous fiscal year due to the increase in gross profit, offset in part by the increase in operating expenses. Operating income as a percentage of revenue was 0.88 percent in the first quarter of fiscal 2026 compared to 0.87 percent in the prior year quarter.

•Interest Expense, Net: In the first quarter of fiscal 2026, net interest expense was $72.4 million, an increase of $44.5 million from the prior year quarter primarily due to an increase in interest expense as a result of our issuance of senior notes and a variable-rate term loan to finance a portion of the January 2025 acquisition of RCA and a decrease in interest income.

•Effective Tax Rate: The effective tax rate was 20.1 percent for the first quarter of fiscal 2026 compared to 20.4 percent in the prior year quarter.

•Diluted Earnings Per Share: Diluted earnings per share was $2.87 in the first quarter of fiscal 2026, a 14.8 percent increase compared to $2.50 in the previous fiscal year’s first quarter.

•Diluted Shares Outstanding: Diluted weighted average shares outstanding for the first quarter of fiscal 2026 were 195.3 million, an increase of 0.1 percent versus the prior year first quarter.

First Quarter Adjusted (non-GAAP) Results

•Revenue: No adjustments were made to the GAAP presentation of revenue. In the first quarter of fiscal 2026, revenue was $85.9 billion, up 5.5 percent compared to the same quarter in the previous fiscal year, primarily due to a 5.0 percent increase in revenue within the U.S. Healthcare Solutions segment and a 9.6 percent increase in revenue within the International Healthcare Solutions segment.

•Adjusted Gross Profit: Adjusted gross profit in the first quarter of fiscal 2026 was $3.0 billion, an 18.1 percent increase compared to the same quarter in the previous fiscal year primarily due to increases in gross profit in both reportable segments. Adjusted gross profit as a percentage of revenue was 3.48 percent in the fiscal 2026 first quarter, an increase of 37 basis points from the prior year quarter due to the increase in U.S. Healthcare Solutions gross profit margin, primarily due to the January 2025 acquisition of RCA.

•Adjusted Operating Expenses: In the first quarter of fiscal 2026, adjusted operating expenses were $1.9 billion, a 21.7 percent increase compared to the same quarter in the previous fiscal year, primarily due to higher expenses as a result of the January 2025 acquisition of RCA and to support our revenue growth.

•Adjusted Operating Income: In the first quarter of fiscal 2026, adjusted operating income was $1.1 billion, an 11.9 percent increase compared to the same quarter in the prior fiscal year due to the increase in gross profit, offset in part by the increase in operating expenses. Adjusted operating income as a percentage of revenue was 1.24 percent in the fiscal 2026 first quarter, an increase of 8 basis points when compared to the prior year quarter.

•Interest Expense, Net: No adjustments were made to the GAAP presentation of net interest expense. In the first quarter of fiscal 2026, net interest expense was $72.4 million, an increase of $44.5 million from the prior year quarter primarily due to an increase in interest expense as a result of our issuance of senior notes and a variable-rate term loan to finance a portion of the January 2025 acquisition of RCA and a decrease in interest income.

•Adjusted Effective Tax Rate: The adjusted effective tax rate was 19.0 percent for the first quarter of fiscal 2026 compared to 20.0 percent in the prior year quarter.

•Adjusted Diluted Earnings Per Share: Adjusted diluted earnings per share was $4.08 in the first quarter of fiscal 2026, a 9.4 percent increase compared to $3.73 in the previous fiscal year’s first quarter.

•Diluted Shares Outstanding: No adjustments were made to the GAAP presentation of diluted shares outstanding. Diluted weighted average shares outstanding for the first quarter of fiscal 2026 were 195.3 million, an increase of 0.1 percent versus the prior year first quarter.

Segment Discussion

    The Company is organized geographically based upon the products and services it provides to its customers under two reportable segments: U.S. Healthcare Solutions and International Healthcare Solutions. Additionally, other businesses for which the Company is exploring strategic alternatives have been grouped together in Other. These businesses include MWI Animal Health, Profarma, U.S. Consulting Services, and certain components of PharmaLex.

U.S. Healthcare Solutions Segment

    U.S. Healthcare Solutions revenue was $76.2 billion in the first quarter of fiscal 2026, an increase of 5.0 percent compared to the same quarter of the previous fiscal year primarily due to overall market growth largely driven by unit volume growth, including increased sales of specialty products to health systems and physician practices and products labeled for diabetes and/or weight loss in the GLP-1 class, offset in part by a decrease in sales due to the losses of a grocery customer and an oncology customer. Segment operating income of $831.3 million in the first quarter of fiscal 2026 was up 21.0 percent compared to the same quarter in the previous fiscal year due to the increase in gross profit, as a result of the January 2025 acquisition of RCA and increased product sales, offset in part by the increase in operating expenses and the loss of the oncology customer.

International Healthcare Solutions Segment

    International Healthcare Solutions revenue was $7.6 billion in the first quarter of fiscal 2026, an increase of 9.6 percent compared to the previous fiscal year’s first quarter primarily due to growth in our European distribution business. Segment operating income in the first quarter of fiscal 2026 was $142.2 million, a decrease of 13.9 percent, primarily due to lower operating income at our European distribution business, offset in part by an increase in operating income at our global specialty logistics business. On a constant currency basis, International Healthcare Solutions revenue increased by 6.2 percent in the first quarter of fiscal 2026 compared to the previous fiscal year’s first quarter, while segment operating income decreased by 17.0 percent.

Other

Revenue in Other was $2.1 billion in the first quarter of fiscal 2026, an increase of 6.3 percent compared to the previous fiscal year’s first quarter due to growth at MWI Animal Health and Profarma, offset in part by a decrease in sales at our consulting services businesses. Operating income in Other in the first quarter of fiscal 2026 was $91.4 million, a decrease of 6.1 percent, primarily due to lower operating income at our consulting services businesses resulting from the loss of a manufacturer customer program, offset in part by an increase in operating income at MWI Animal Health.

Recent Company Highlights & Milestones

•Cencora completed its acquisition of the majority of the outstanding equity interests that it did not own in OneOncology, a leading management services organization (MSO) for oncology practices.

Fiscal Year 2026 Expectations on an Adjusted (non-GAAP) Basis

Cencora is now updating its fiscal year 2026 financial guidance to reflect the expected operating income and equity method income contributions from the completed acquisition of OneOncology, performance of the U.S. Healthcare Solutions Segment and improved results in Other as certain depreciable assets have been fully impaired as of December 31, 2025. As a result, Cencora is reaffirming its full fiscal 2026 adjusted diluted EPS guidance range.

	2026 Guidance(1)	Fiscal 2025 Actuals
Revenue	7% to 9% growth	$321.3B
U.S. Healthcare Solutions Segment(2)	7% to 9% growth	$285.0B
International Healthcare Solutions Segment(2)(3)	7% to 9% growth	$28.3B
Other(2)	1% to 5% growth	$8.2B
Adjusted operating income	11.5% to 13.5% growth	$4.2B
U.S. Healthcare Solutions Segment(2)	14% to 16% growth	$3.3B
International Healthcare Solutions Segment(2)(3)	5% to 8% growth	$588M
Other(2)	Flat	$352M
Adjusted diluted earnings per share	$17.45 to $17.75	$16.00
Net interest expense	$480M to $500M	$292M
Adjusted effective tax rate	~20%	20.6%
Diluted weighted average shares outstanding	195.5M	195.2M
Adjusted free cash flow	~$3.0B	$3.0B
Capital expenditures	~$900M	$668M

(1) Bolded figures indicate updates to guidance metrics.
(2) For further detail on fiscal 2025 revised reportable segment information, please reference Exhibit 99.2 to the Company’s Current Report on Form 8-K dated November 5, 2025.
(3) As reported guidance. For additional details regarding updated guidance expectations on a constant currency basis, please refer to our slide presentation for investors.

Dividend Declaration

    The Company’s Board of Directors declared a quarterly cash dividend of $0.60 per common share, payable March 2, 2026, to stockholders of record at the close of business on February 13, 2026.

Conference Call & Slide Presentation

The Company will host a conference call to discuss its operating results at 8:30 a.m. ET on February 4, 2026. A slide presentation for investors has also been posted on the Company’s website at investor.cencora.com. Participating in the conference call will be:

•Robert P. Mauch, President & Chief Executive Officer
•James F. Cleary, Executive Vice President & Chief Financial Officer

The dial-in number for the live call will be +1 (833) 470-1428. From outside the United States and Canada, dial +1 (646) 844-6383. The access code for the call will be 909212. The live call will also be webcast via the Company’s website at investor.cencora.com. Users are encouraged to log on to the webcast approximately 10 minutes in advance of the scheduled start time of the call.

    Replays of the call will be made available via telephone and webcast. A replay of the webcast will be posted on investor.cencora.com approximately one hour after the completion of the call and will remain available for one year. The telephone replay will also be available approximately one hour after the completion of the call and will remain available for seven days. To access the telephone replay from within the U.S. and Canada, dial +1 (866) 813-9403. From outside the United States, dial +1 (929) 458-6194. The access code for the replay is 618561.

Upcoming Investor Events

Cencora management will be attending the following investor events in the coming months:

•Leerink Partners Global Healthcare Conference, March 8-11, 2026; and
•Barclays Global Healthcare Conference, March 10-12, 2026

Please check the Company website for updates regarding the timing of the live presentation webcasts, if any, and for replay information.

About Cencora

Cencora is a leading global pharmaceutical solutions organization centered on improving the lives of people and animals around the world. We partner with pharmaceutical innovators across the value chain to facilitate and optimize market access to therapies. Care providers depend on us for the secure, reliable delivery of pharmaceuticals, healthcare products, and solutions. Our 51,000+ worldwide team members contribute to positive health outcomes through the power of our purpose: We are united in our responsibility to create healthier futures. Cencora is ranked #10 on the Fortune 500 and #18 on the Global Fortune 500 with more than $300 billion in annual revenue. Learn more at investor.cencora.com

Cencora’s Cautionary Note Regarding Forward-Looking Statements

Certain of the statements contained in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”). Words such as “aim,” “anticipate,” “believe,” “can,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “on track,” “opportunity,” “plan,” “possible,” “potential,” “predict,” “project,” “seek,” “should,” “strive,” “sustain,” “synergy,” “target,” “will,” “would” and similar expressions are intended to identify such forward-looking statements, but the absence of these words does not mean the statement is not forward-looking. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances and speak only as of the date hereof. These statements are not guarantees of future performance and are based on assumptions and estimates that could prove incorrect or could cause actual results to vary materially from those indicated. A more detailed discussion of the risks and uncertainties that could cause our actual results to differ materially from those indicated is included (i) in the "Risk Factors" and "Management's Discussion and Analysis" sections in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2025 and elsewhere in that report and (ii) in other reports filed by the Company pursuant to the Securities Exchange Act. The Company undertakes no obligation to publicly update or revise any forward-looking statements, except as required by the federal securities laws.

CENCORA, INC.
FINANCIAL SUMMARY
(in thousands, except per share data)
(unaudited)

	Three Months Ended December 31, 2025	% of Revenue	Three Months Ended December 31, 2024	% of Revenue	% Change
Revenue	$85,932,016		$81,487,060		5.5%

Cost of goods sold [1]	82,859,945		78,929,022		5.0%

Gross profit	3,072,071	3.58%	2,558,038	3.14%	20.1%

Operating expenses:
Distribution, selling, and administrative	1,795,289	2.09%	1,472,055	1.81%	22.0%
Depreciation and amortization	260,401	0.30%	278,492	0.34%	(6.5)%
Litigation and opioid-related (credit) expenses, net [2]	(86,151)		16,765
Acquisition-related deal and integration expenses	78,419		38,712
Restructuring and other expenses, net	14,166		45,760
Impairment of assets, including goodwill [3]	249,498		—
Total operating expenses	2,311,622	2.69%	1,851,784	2.27%	24.8%

Operating income	760,449	0.88%	706,254	0.87%	7.7%

Other (income) loss, net [4]	(20,600)		57,874
Interest expense, net	72,409		27,933		159.2%

Income before income taxes	708,640	0.82%	620,447	0.76%	14.2%

Income tax expense	142,514		126,728

Net income	566,126	0.66%	493,719	0.61%	14.7%

Net income attributable to noncontrolling interests	(6,479)		(5,119)

Net income attributable to Cencora, Inc.	$559,647	0.65%	$488,600	0.60%	14.5%

Earnings per share:
Basic	$2.88		$2.52		14.3%
Diluted	$2.87		$2.50		14.8%

Weighted average common shares outstanding:
Basic	194,219		193,758		0.2%
Diluted	195,319		195,188		0.1%
 ________________________________________
1 Includes a $12.2 million gain from antitrust litigation settlements, a $77.6 million LIFO credit, and Türkiye foreign currency remeasurement expense of $10.9 million in the three months ended December 31, 2025. Includes a $22.9 million gain from antitrust litigation settlements, a $7.3 million LIFO credit, and Türkiye foreign currency remeasurement expense of $7.2 million in the three months ended December 31, 2024.
2 Includes an $86.8 million credit related to a derivative lawsuit settlement in the three months ended December 31, 2025.
3 Impairment of assets held for sale, including goodwill, related to its U.S. Consulting Services business.

4 Includes a $10.5 million gain on the remeasurement of an equity investment in the three months ended December 31, 2025. Includes a $35.5 million loss on the divestiture of non-core businesses in the three months ended December 31, 2024.

CENCORA, INC.
GAAP TO NON-GAAP RECONCILIATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended December 31, 2025
	Gross Profit	Operating Expenses	Operating Income	Income Before Income Taxes	Income Tax Expense	Net Income Attributable to Cencora	Diluted Earnings Per Share
GAAP	$3,072,071	$2,311,622	$760,449	$708,640	$142,514	$559,647	$2.87
Gains from antitrust litigation settlements	(12,152)	—	(12,152)	(12,152)	(3,362)	(8,790)	(0.05)
LIFO credit	(77,562)	—	(77,562)	(77,562)	(21,461)	(56,101)	(0.29)
Türkiye highly inflationary impact	10,889	—	10,889	8,723	—	8,723	0.04
Acquisition-related intangibles amortization	—	(125,158)	125,158	125,158	34,631	89,694	0.46
Litigation and opioid-related credit, net [1]	—	86,151	(86,151)	(86,151)	(23,838)	(62,313)	(0.32)
Acquisition-related deal and integration expenses	—	(78,419)	78,419	78,419	10,039	68,380	0.35
Restructuring and other expenses, net	—	(14,166)	14,166	14,166	7,281	6,885	0.04
Impairment of assets, including goodwill [2]	—	(249,498)	249,498	249,498	54,381	195,117	1.00
Gain on remeasurement of equity investment	—	—	—	(10,501)	—	(10,501)	(0.05)
Other, net	—	—	—	9,627	1,825	7,802	0.04
Tax reform [3]	—	—	—	(14,352)	(13,243)	(1,109)	(0.01)
Adjusted Non-GAAP	$2,993,246	$1,930,532	$1,062,714	$993,513	$188,767	$797,434	$4.08

Adjusted Non-GAAP % change vs. prior year	18.1%	21.7%	11.9%	8.4%	3.0%	9.6%	9.4%

Percentages of Revenue:	GAAP	Adjusted Non-GAAP
Gross profit	3.58%	3.48%
Operating expenses	2.69%	2.25%
Operating income	0.88%	1.24%

________________________________________
1 Includes an $86.8 million credit related to a derivative lawsuit settlement.

2 Impairment of assets held for sale, including goodwill, related to its U.S. Consulting Services business.

3 Tax reform includes the foreign currency remeasurement of Swiss deferred tax assets arising from 2020 Swiss tax reform and the amortization of those deferred tax assets.

Note: For more information related to non-GAAP financial measures, refer to the section titled “Supplemental Information Regarding Non-GAAP Financial Measures” of this release.

CENCORA, INC.
GAAP TO NON-GAAP RECONCILIATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended December 31, 2024
	Gross Profit	Operating Expenses	Operating Income	Income Before Income Taxes	Income Tax Expense	Net Income Attributable to Cencora	Diluted Earnings Per Share
GAAP	$2,558,038	$1,851,784	$706,254	$620,447	$126,728	$488,600	$2.50
Gains from antitrust litigation settlements	(22,870)	—	(22,870)	(22,870)	(6,530)	(16,340)	(0.08)
LIFO credit	(7,324)	—	(7,324)	(7,324)	(2,092)	(5,232)	(0.03)
Türkiye highly inflationary impact	7,155	—	7,155	7,666	—	7,666	0.04
Acquisition-related intangibles amortization	—	(164,856)	164,856	164,856	47,075	117,347	0.60
Litigation and opioid-related expenses	—	(16,765)	16,765	16,765	4,787	11,978	0.06
Acquisition-related deal and integration expenses	—	(38,712)	38,712	38,712	11,054	27,658	0.14
Restructuring and other expenses	—	(45,760)	45,760	45,760	13,067	32,693	0.17
Gain on remeasurement of equity investment	—	—	—	(3,480)	—	(3,480)	(0.02)
Loss on divestiture of non-core businesses	—	—	—	35,539	—	35,539	0.18
Other, net	—	—	—	5,411	923	4,488	0.02
Tax reform [1]	—	—	—	15,204	(11,675)	26,879	0.14
Adjusted Non-GAAP	$2,534,999	$1,585,691	$949,308	$916,686	$183,337	$727,796	$3.73	2

Percentages of Revenue:	GAAP	Adjusted Non-GAAP
Gross profit	3.14%	3.11%
Operating expenses	2.27%	1.95%
Operating income	0.87%	1.16%
________________________________________

1 Tax reform includes the foreign currency remeasurement of Swiss deferred tax assets arising from 2020 Swiss tax reform and the amortization of those deferred tax assets.

2 The sum of the components does not equal the total due to rounding.

Note: For more information related to non-GAAP financial measures, refer to the section titled “Supplemental Information Regarding Non-GAAP Financial Measures” of this release.

CENCORA, INC.
SUMMARY SEGMENT INFORMATION
(in thousands)
(unaudited)

	Three Months Ended December 31,
Revenue	2025	2024	% Change
U.S. Healthcare Solutions	$76,211,825	$72,555,294	5.0%
International Healthcare Solutions	7,623,973	6,958,895	9.6%
Other	2,128,947	2,002,455	6.3%
Intersegment eliminations	(32,729)	(29,584)
Revenue	$85,932,016	$81,487,060	5.5%

	Three Months Ended December 31,
Operating income	2025	2024	% Change
U.S. Healthcare Solutions	$831,330	$686,925	21.0%
International Healthcare Solutions	142,156	165,180	(13.9)%
Other	91,417	97,329	(6.1)%
Intersegment eliminations	(2,189)	(126)
Total segment operating income	1,062,714	949,308	11.9%

Gains from antitrust litigation settlements	12,152	22,870
LIFO credit	77,562	7,324
Türkiye highly inflationary impact	(10,889)	(7,155)
Acquisition-related intangibles amortization	(125,158)	(164,856)
Litigation and opioid-related credit (expenses), net	86,151	(16,765)
Acquisition-related deal and integration expenses	(78,419)	(38,712)
Restructuring and other expenses	(14,166)	(45,760)
Impairment of assets, including goodwill	(249,498)	—
Operating income	$760,449	$706,254	7.7%

Percentages of Revenue:

U.S. Healthcare Solutions
Gross profit	2.47%	2.01%
Operating expenses	1.38%	1.06%
Operating income	1.09%	0.95%

International Healthcare Solutions
Gross profit	10.35%	10.98%
Operating expenses	8.49%	8.61%
Operating income	1.86%	2.37%

Other
Gross profit	15.24%	15.86%
Operating expenses	10.95%	11.00%
Operating income	4.29%	4.86%

Cencora, Inc. (GAAP)
Gross profit	3.58%	3.14%
Operating expenses	2.69%	2.27%
Operating income	0.88%	0.87%

Cencora, Inc. (Non-GAAP)
Adjusted gross profit	3.48%	3.11%
Adjusted operating expenses	2.25%	1.95%
Adjusted operating income	1.24%	1.16%
Note: For more information related to non-GAAP financial measures, refer to the section titled “Supplemental Information Regarding Non-GAAP Financial Measures” of this release.

CENCORA, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	December 31,	September 30,
	2025	2025
ASSETS

Current assets:
Cash and cash equivalents	$1,753,122	$4,356,138
Accounts receivable, net	25,979,920	25,225,299
Inventories	24,078,494	20,492,480
Right to recover assets	1,661,822	1,625,817
Prepaid expenses and other	678,218	539,339
Total current assets	54,151,576	52,239,073

Property and equipment, net	2,450,799	2,539,076
Goodwill and other intangible assets	17,409,488	17,450,701
Deferred income taxes	206,821	208,810
Other long-term assets	4,142,530	4,152,452

Total assets	$78,361,214	$76,590,112

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$56,063,820	$54,719,761
Accrued expenses and other	2,726,043	2,982,993
Short-term debt	342,276	117,785
Total current liabilities	59,132,139	57,820,539

Long-term debt	7,579,459	7,542,988
Accrued income taxes	351,490	337,631
Deferred income taxes	1,635,670	1,620,724
Accrued litigation liability	3,868,883	3,881,283
Other liabilities	3,697,605	3,639,862

Total stockholders’ equity	2,095,968	1,747,085

Total liabilities and stockholders’ equity	$78,361,214	$76,590,112

CENCORA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Three Months Ended December 31,
	2025	2024
Operating Activities:
Net income	$566,126	$493,719
Adjustments to reconcile net income to net cash used in operating activities	527,905	390,098
Changes in operating assets and liabilities, excluding the effects of acquisitions and divestitures:
Accounts receivable	(830,752)	(974,256)
Inventories	(3,519,839)	(1,655,165)
Accounts payable	1,307,868	(654,165)
Other, net	(356,477)	(319,013)
Net cash used in operating activities	(2,305,169)	(2,718,782)

Investing Activities:
Capital expenditures	(119,376)	(105,893)
Cost of acquired companies, net of cash acquired	(219,686)	(9,015)
Cost of equity investments	(10,710)	(182,014)
Other, net	50,457	(46,117)
Net cash used in investing activities	(299,315)	(343,039)

Financing Activities:
Net debt borrowings [1]	266,212	3,788,240
Purchases of common stock	—	(385,471)
Exercises of stock options	7,598	8,108
Cash dividends on common stock	(126,516)	(110,888)
Employee tax withholdings related to restricted share vesting	(98,151)	(73,963)
Other, net	(5,939)	(16,876)
Net cash provided by financing activities	43,204	3,209,150

Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(24,576)	(50,235)

(Decrease) increase in cash, cash equivalents, and restricted cash	(2,585,856)	97,094

Cash, cash equivalents, and restricted cash at beginning of period [2]	4,394,549	3,297,880

Cash, cash equivalents, and restricted cash at end of period [2]	$1,808,693	$3,394,974

________________________________________
1 Includes $2.0 billion of net borrowings to cover seasonal short-term working capital needs and the issuance of $1.8 billion of senior notes to finance a portion of the January 2, 2025 acquisition of Retina Consultants of America in the three months ended December 31, 2024.
2 The following represents a reconciliation of cash and cash equivalents in the Condensed Consolidated Balance Sheets to cash, cash equivalents, and restricted cash in the Condensed Consolidated Statements of Cash Flows:

	December 31, 2025	September 30, 2025	December 31, 2024	September 30, 2024
Cash and cash equivalents	$1,753,122	$4,356,138	$3,224,260	$3,132,648
Restricted cash (included in Prepaid Expenses and Other)	55,571	38,411	103,252	98,596
Restricted cash (included in Other Long-Term Assets)	—	—	67,462	66,636
Cash, cash equivalents, and restricted cash	$1,808,693	$4,394,549	$3,394,974	$3,297,880

SUPPLEMENTAL INFORMATION REGARDING
NON-GAAP FINANCIAL MEASURES

To supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP), the Company uses the non-GAAP financial measures described below. The non-GAAP financial measures should be viewed in addition to, and not in lieu of, financial measures calculated in accordance with GAAP. These supplemental measures may vary from, and may not be comparable to, similarly titled measures by other companies.

The non-GAAP financial measures are presented because management uses non-GAAP financial measures to evaluate the Company’s operating performance, to perform financial planning, and to determine incentive compensation. Therefore, the Company believes that the presentation of non-GAAP financial measures provides useful supplementary information to, and facilitates additional analysis by, investors. The presented non-GAAP financial measures exclude items that management does not believe reflect the Company’s core operating performance because such items are outside the control of the Company or are inherently unusual, non-operating, unpredictable, non-recurring, or non-cash. We have included the following non-GAAP earnings-related financial measures in this release:

•Adjusted gross profit and adjusted gross profit margin: Adjusted gross profit is a non-GAAP financial measure that excludes gains from antitrust litigation settlements, LIFO expense (credit), and Türkiye highly inflationary impact. Adjusted gross profit margin is the ratio of adjusted gross profit to total revenue. Management believes that these non-GAAP financial measures are useful to investors as a supplemental measure of the Company’s ongoing operating performance. Gains from antitrust litigation settlements, LIFO expense (credit), and Türkiye highly inflationary impact are excluded because the Company cannot control the amounts recognized or timing of these items. Gains from antitrust litigation settlements relate to the settlement of lawsuits that have been filed against brand pharmaceutical manufacturers alleging that the manufacturer, by itself or in concert with others, took improper actions to delay or prevent generic drugs from entering the market. LIFO expense (credit) is affected by changes in inventory quantities, product mix, and manufacturer pricing practices, which may be impacted by market and other external influences.

•Adjusted operating expenses and adjusted operating expense margin: Adjusted operating expenses is a non-GAAP financial measure that excludes acquisition-related intangibles amortization; litigation and opioid-related (credit) expenses, net; acquisition-related deal and integration expenses; restructuring and other expenses, net; and impairment of assets, including goodwill. Adjusted operating expense margin is the ratio of adjusted operating expenses to total revenue. Acquisition-related intangibles amortization is excluded because it is a non-cash item and does not reflect the operating performance of the acquired companies. We exclude acquisition-related deal and integration expenses and restructuring and other expenses, net that relate to unpredictable and/or non-recurring business activities. We exclude the amount of litigation and opioid-related (credit) expenses, net and the impairment of assets, including goodwill, that are unusual, non-operating, unpredictable, non-recurring or non-cash in nature because we believe these exclusions facilitate the analysis of our ongoing operational performance.

•Adjusted operating income and adjusted operating income margin: Adjusted operating income is a non-GAAP financial measure that excludes the same items that are described above and excluded from adjusted gross profit and adjusted operating expenses. Adjusted operating income margin is the ratio of adjusted operating income to total revenue. Management believes that these non-GAAP financial measures are useful to investors as a supplemental way to evaluate the Company’s performance because these do not reflect unusual, non-operating, unpredictable, non-recurring or non-cash amounts or items that are outside the control of the Company.

•Adjusted income before income taxes: Adjusted income before income taxes is a non-GAAP financial measure that excludes the same items that are described above and excluded from adjusted operating income. In addition, the gain (loss) on remeasurement of an equity investment, the gain (loss) on the currency remeasurement of the deferred tax asset relating to 2020 Swiss tax reform, and the loss on divestiture of non-core businesses are excluded from adjusted income before income taxes because these amounts are unusual, non-operating, and non-recurring. Management believes that this non-GAAP financial measure is useful to investors because it facilitates the calculation of the Company’s adjusted effective tax rate.

•Adjusted income tax expense: Adjusted income tax expense is a non-GAAP financial measure that excludes the income tax expense (benefits) associated with the same items that are described above and excluded from adjusted income before income taxes. Certain discrete tax expense (benefits) are also excluded from adjusted income tax expense. Further, the amortization of deferred tax assets relating to 2020 Swiss tax reform is excluded from adjusted income tax expense. Management believes that this non-GAAP financial measure is useful to investors as a supplemental way to evaluate the Company’s performance because it does not reflect unusual, non-operating, unpredictable, non-recurring or non-cash amounts or items that are outside the control of the Company.

•Adjusted effective tax rate: Adjusted effective tax rate is a non-GAAP financial measure that is determined by dividing adjusted income tax expense by adjusted income before income taxes. Management believes that this non-GAAP financial measure is useful to investors because it presents an effective tax rate that does not reflect unusual, non-operating, unpredictable, non-recurring, or non-cash amounts or items that are outside the control of the Company.

•Adjusted net income attributable to Cencora: Adjusted net income attributable to the Company is a non-GAAP financial measure that excludes the same items that are described above. Management believes that this non-GAAP financial measure is useful to investors as a supplemental way to evaluate the Company’s performance because it does not reflect unusual, non-operating, unpredictable, non-recurring or non-cash amounts or items that are outside the control of the Company.

•Adjusted diluted earnings per share: Adjusted diluted earnings per share excludes the per share impact of adjustments including gains from antitrust litigation settlements; LIFO expense (credit); Türkiye highly inflationary impact; acquisition-related intangibles amortization; litigation and opioid-related (credit) expenses, net; acquisition-related deal and integration expenses; restructuring and other expenses, net; the impairment of assets, including goodwill; the gain (loss) on remeasurement of an equity investment; the gain (loss) on the currency remeasurement related to 2020 Swiss tax reform; and the loss on divestiture of non-core businesses, in each case net of the tax effect calculated using the applicable effective tax rate for those items. In addition, the per share impact of certain discrete tax items and the per share impact of the amortization of deferred tax assets relating to 2020 Swiss tax reform are also excluded from adjusted diluted earnings per share. Management believes that this non-GAAP financial measure is useful to investors because it eliminates the per share impact of the items that are outside the control of the Company or that we consider to not be indicative of our ongoing operating performance due to their inherent unusual, non-operating, unpredictable, non-recurring, or non-cash nature.

•Adjusted Free Cash Flow: Adjusted free cash flow is a non-GAAP financial measure defined as net cash provided by operating activities, excluding significant unpredictable or non-recurring cash payments or receipts relating to legal settlements, minus capital expenditures. Adjusted free cash flow is used internally by management for measuring operating cash flow generation and setting performance targets and has historically been used as one of the means of providing guidance on possible future cash flows. The Company does not provide forward looking guidance on a GAAP basis for free cash flow because the timing and amount of favorable and unfavorable settlements excluded from this metric, the probable significance of which cannot be determined, are unavailable and cannot be reasonably estimated. Below is a reconciliation of operating cash flows to adjusted free cash flows for the three months ended December 31, 2025:

Reconciliation of adjusted free cash flows
Operating cash flows	$(2,305.2)M
Capital expenditures	$(119.4)M
Free cash flows	$(2,424.5)M
(Less) gains from antitrust litigation settlements	$(12.2)M
Adjusted free cash flows	$(2,436.7)M

The Company also presents certain information related to current period operating results in “constant currency,” which is a non-GAAP financial measure. These amounts are calculated by translating current period results at the foreign currency exchange rates used in the comparable period in the prior year. The Company presents such constant currency financial information because it has significant operations outside of the United States reporting in currencies other than the U.S. dollar and this presentation provides a framework to assess how its business performed excluding the impact of foreign currency exchange rate fluctuations. Below is a summary of revenue and adjusted operating income on an as-reported basis and on a constant currency basis for the three months ended December 31, 2025:

	Revenue	Adjusted Operating income
Consolidated
As reported	$85.9B	$1,063M
Impact of foreign currency translation	$(0.2)B	$(5)M
Constant currency	$85.7B	$1,058M
International Healthcare Solutions segment
As reported	$7.6B	$142M
Impact of foreign currency translation	$(0.2)B	$(5)M
Constant currency	$7.4B	$137M

In addition, the Company has provided non-GAAP fiscal year 2026 guidance for diluted earnings per share, operating income, effective income tax rate, and free cash flow that excludes the same or similar items as those that are excluded from the historical non-GAAP financial measures, as well as significant items that are outside the control of the Company or inherently unusual, non-operating, unpredictable, non-recurring or non-cash in nature. The Company does not provide forward looking guidance on a GAAP basis for such metrics because certain financial information, the probable significance of which cannot be determined, is not available and cannot be reasonably estimated. For example, LIFO expense (credit) is largely dependent upon the future inflation or deflation of brand and generic pharmaceuticals, which is out of the Company’s control, and acquisition-related intangibles amortization depends on the timing and amount of future acquisitions, which cannot be reasonably estimated. Similarly, the timing and amount of favorable and unfavorable settlements, the probable significance of which cannot be determined, are unavailable and cannot be reasonably estimated.

Contacts:    Bennett S. Murphy
        Senior Vice President, Investor Relations and Enterprise Productivity
bennett.murphy@cencora.com

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